EXHIBIT 10.6

                               WEGENER CORPORATION
                         DIRECTOR COMPENSATION FOR 2004


      The following outlines the compensation which shall be payable to eligible Directors of Wegener Corporation (the "Company") for their services as a director during calendar year 2004; provided however, the Board of Directors reserves the right at all times to change the compensation of directors in its sole discretion, as permitted under Delaware law and the Company's By-Laws. The Board of Directors will review director compensation annually in January.

         1. Eligibility. Directors who are also employees of the Company, or of any of the Company's subsidiaries, shall receive no separate compensation for their services as a director.

         2. Annual Retainer. An annual retainer of $5,000 will be paid to each non-employee director. The annual retainer shall be paid in full in January of each year, and shall be deemed fully earned by each non-employee director whether or not a non-employee director serves on the Board for the entire calendar year. In the event that a new non-employee director is elected as a director of the Company between annual meetings of shareholders, by action of the Board of Directors, then the following shall apply to the payment of the annual retainer to such newly elected non-employee director:

            (i) if such director is elected during the first calendar quarter, such director shall be paid 100% of the amount of the annual retainer;

            (ii) if such director is elected during the second calendar quarter, such director shall be paid 75% of the amount of the annual retainer;

            (iii) if such director is elected during the third calendar quarter, such director shall be paid 50% of the amount of the annual retainer; and

            (iv) if such director is elected during the fourth calendar quarter, such director shall be paid 25% of the amount of the annual retainer.

      3. Fees - Meetings in Person. For each meeting of the Board of Directors, and for each meeting of any committee of the Board of Directors, which is called by notice duly given (in accordance with the By-Laws) as a meeting to be held in person (requesting in-person attendance at a particular location), each non-employee director in attendance in person will receive $1,000. For purposes of this paragraph 3 only, if a director is unable to attend in person but attends by telephone conference, such director will receive $300 for such meeting, in conformance with paragraph 4 below.


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      4. Fees - Meetings by Telephone Conference.  For each meeting of the Board of Directors, and for each meeting of any committee of the Board of Directors, which is called by notice duly given (in accordance with the By-Laws) to be held by telephone conference call, each non-employee director in attendance will receive $300.

      5. Fees for Multiple Meetings Held on the Same Date. The Company recognizes that frequently a Board meeting and one or more committee meetings are held on the same date in succession, and in such circumstances the following payment policy shall apply: Subject to paragraphs 3 and 4 respecting the amount of the meeting fee, if more than one meeting is held on the same date, only one fee shall be paid so long as the total time required to conduct the business of all meetings scheduled on that date is 60 minutes or less. If the total time required to complete the business of all such meetings exceeds 60 minutes, then the appropriate fee shall be paid for each meeting held on such date.

      6. Out-of-Pocket Expenses. All reasonable out-of-pocket expenses of the directors will be reimbursed by the Company. The out-of-pocket expenses which will be paid by the Company include travel (as more specifically detailed herein), lodging, meals, tolls and parking. Reimbursable travel expenses shall include commercial air fare, car rental expenses, taxi fare, and use of personal automobiles for Company business at the rate of $.375 per mile.

      7. Payment of Fees and Expenses. The fees to be paid for attendance at meetings will be determined as of the end of each calendar quarter and thereafter paid in the month following the end of each calendar quarter (April, July, October and January). The Company will reimburse expenses promptly upon receipt of written supporting documentation of such expenses.

      8. Stock Options. Non-employee directors shall be granted options to purchase common stock of the Company in accordance with the terms of the Company's stock option plan(s), as may be in effect. As of January 1, 2004, the Company's stock option plan provides that each non-employee director shall be granted an option annually on the last business day of December to purchase 3,000 shares at an exercise price equal to the closing price of the Company's stock on such date.